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                                                                    Exhibit 21.1


                           SUBSIDIARIES OF THE COMPANY

National Oilwell, L.P.
NOW International, Inc.
     National Oilwell Canada Ltd.
     National Oilwell (U.K.) Limited
     National Oilwell de Venezuela
     National Oilwell Pte. Ltd.
     National Oilwell Pty Ltd.
Dreco Energy Services, Ltd.
     Dreco Inc.
     Vector Oil Tool Ltd.

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